UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

EL POLLO LOCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3535 Harbor Blvd., Suite 100, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2015, Wesley W. Barton resigned as a director of the registrant. Mr. Barton did not have any disagreement with the registrant, known to an executive officer of the registrant, on any matter relating to the registrant’s operations, policies or practices. Mr. Barton did not serve on any committees.

On June 30, 2015, the board of directors of the registrant elected Mark Buller to fill the vacancy resulting from the resignation of Mr. Barton. Accordingly, Mr. Buller has become a Class III director and will serve until the registrant’s 2017 annual meeting of stockholders. There are no arrangements or understandings between Mr. Buller and any other persons pursuant to which Mr. Buller was selected as a director.

Mr. Buller has been named to the registrant’s audit committee and compensation committee. Concurrently, Dean C. Kehler and John M. Roth have resigned from these respective committees. Mr. Buller qualifies as an independent director under the rules of the NASDAQ.

There are no transactions involving the registrant and Mr. Buller that require disclosure under Item 404(a) of Regulation S-K.

Mr. Buller is being indemnified under the registrant’s standard director and officer indemnification agreement, a form of which was filed as Exhibit 10.27 to the registrant’s second amendment to its registration statement on Form S-1, registration number 333-197001, filed on July 22, 2014. Directors and officers are also indemnified under the registrant’s amended and restated certificate of incorporation and amended and restated by-laws. Additionally, for his service as a director, Mr. Buller will receive the same compensation as is received by the other independent directors of the registrant, including (i) an annual cash retainer fee of $50,000, paid quarterly, (ii) an annual grant of restricted shares with grant date value of $50,000, and (iii) annual fees for committee service (currently composed of $5,000 for audit committee service and $5,000 for compensation committee service), paid quarterly.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated June 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Pollo Loco Holdings, Inc.
(Registrant)

Date: June 30, 2015

/s/ Laurance Roberts
Laurance Roberts
Chief Financial Officer